Exhibit 10.33

CREDIT AGREEMENT

Dated as of February 7, 2020

among

WIRELESS TELECOM GROUP, INC.
as the Borrower,

and

CERTAIN SUBSIDIARIES OF THE BORROWER IDENTIFIED HEREIN,
as the Guarantors,

and

MUZINICH BDC, INC.,

as the Lender

TABLE OF CONTENTS

Article I. DEFINITIONS AND ACCOUNTING TERMS		1

1.01	Defined Terms	1
1.02	Other Interpretive Provisions	20
1.03	Accounting Terms	21
1.04	Rounding	22
1.05	Times of Day; Rates	22

Article II. THE COMMITMENTS AND CREDIT EXTENSIONS		22

2.01	Loan	22
2.02	Borrowings, Conversions and Continuations of Loan	22
2.03	Prepayments	23
2.04	Repayment of Loan	24
2.05	Interest	24
2.06	Fees	24
2.07	Computation of Interest and Fees; Retroactive Adjustments to Applicable Rate	25
2.08	Evidence of Debt	26
2.09	Payments Generally	26
2.10	Incremental Facility	26

Article III. TAXES, YIELD PROTECTION AND ILLEGALITY		27

3.01	Taxes	27
3.02	Illegality	28
3.03	Inability to Determine Rates	29
3.04	Increased Costs; Reserves	29
3.05	Compensation for Losses	31
3.06	Survival	31

Article IV. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		31

4.01	Conditions of Initial Credit Extension	31
4.02	Conditions to all Credit Extensions	34

Article V. REPRESENTATIONS AND WARRANTIES		35

5.01	Existence, Qualification and Power	35
5.02	Authorization; No Contravention	35
5.03	Governmental Authorization; Other Consents	35
5.04	Binding Effect	35
5.05	Financial Statements; No Material Adverse Effect	35
5.06	Litigation	36
5.07	No Default	36
5.08	Ownership of Property	36
5.09	Environmental Compliance	36
5.10	Insurance	37
5.11	Taxes	37
5.12	ERISA Compliance	37
5.13	Subsidiaries	38
5.14	Margin Regulations; Investment Company Act	38
5.15	Disclosure	39
5.16	Compliance with Laws	39
5.17	Intellectual Property; Licenses, Etc	39

5.18	Solvency	39
5.19	Perfection of Security Interests in the Collateral	39
5.20	Business Locations; Taxpayer Identification Number	39
5.21	Sanctions	40
5.22	Anti-Corruption Laws	40
5.23	No EEA Financial Institution	40
5.24	Material Contracts	40
5.25	Brokers Fees	40
5.26	Beneficial Ownership Certification	40

Article VI. AFFIRMATIVE COVENANTS		41

6.01	Financial Statements	41
6.02	Certificates; Other Information	42
6.03	Notices	43
6.04	Payment of Taxes	43
6.05	Preservation of Existence, Etc	43
6.06	Maintenance of Properties	44
6.07	Maintenance of Insurance	44
6.08	Compliance with Laws	45
6.09	Books and Records	45
6.10	Inspection Rights	45
6.11	Use of Proceeds	45
6.12	ERISA Compliance	46
6.13	Additional Guarantors	46
6.14	Pledged Assets	46
6.15	Anti-Corruption Laws	46
6.16	Board Observation	47
6.17	Post Closing Covenants	47

Article VII. NEGATIVE COVENANTS		48

7.01	Liens	48
7.02	Investments	49
7.03	Indebtedness	50
7.04	Fundamental Changes	51
7.05	Dispositions	51
7.06	Restricted Payments	51
7.07	Change in Nature of Business	52
7.08	Transactions with Affiliates	52
7.09	Burdensome Agreements	52
7.10	Use of Proceeds	53
7.11	Financial Covenants	53
7.12	Prepayment of Other Indebtedness, Etc.	53
7.13	Certain Amendments; Fiscal Year; Legal Name, State of Formation and Form of Entity	55
7.14	Ownership of Subsidiaries	55
7.15	Sale Leasebacks	55
7.16	Capital Expenditures	55
7.17	Sanctions	55
7.18	Anti-Corruption Laws	55

Page ii

Article VIII. EVENTS OF DEFAULT AND REMEDIES		56

8.01	Events of Default	56
8.02	Remedies Upon Event of Default	58
8.03	Equity Cure	58

Article IX. GUARANTY		59

9.01	The Guaranty	59
9.02	Obligations Unconditional	59
9.03	Reinstatement	60
9.04	Certain Additional Waivers	60
9.05	Remedies	61
9.06	Rights of Contribution	61
9.07	Guarantee of Payment; Continuing Guarantee	62

Article X. MISCELLANEOUS		62

10.01	Amendments, Etc	62
10.02	Notices; Effectiveness; Electronic Communications	62
10.03	No Waiver; Cumulative Remedies; Enforcement	63
10.04	Expenses; Indemnity; Damage Waiver	63
10.05	Payments Set Aside	65
10.06	Successors and Assigns	65
10.07	Treatment of Certain Information; Confidentiality	66
10.08	Rights of Setoff	67
10.09	Interest Rate Limitation	67
10.10	Counterparts; Integration; Effectiveness	67
10.11	Survival of Representations and Warranties	68
10.12	Severability	68
10.13	Governing Law; Jurisdiction; Etc	68
10.14	Waiver of Jury Trial	69
10.15	No Advisory or Fiduciary Responsibility	70
10.16	Electronic Execution of Assignments and Certain Other Documents	70
10.17	USA PATRIOT Act Notice	70
10.18	Subordination of Intercompany Indebtedness	70
10.19	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	71

Page iii

SCHEDULES

1.01	Defined Term
5.05(c)	Material Adverse Effect
5.10	Insurance
5.13	Subsidiaries
5.17	IP Rights
5.20(a)	Locations of Real Property
5.20(b)	Location of Chief Executive Office, Taxpayer Identification Number, Etc.
5.20(c)	Changes in Legal Name, State of Formation and Structure
5.20(d)	Deposit and Investment Accounts
5.24	Material Contracts
7.01	Liens Existing on the Closing Date
7.02	Investments Existing on the Closing Date
7.03	Indebtedness Existing on the Closing Date
10.02	Certain Addresses for Notices

EXHIBITS

Exhibit A	Form of Loan Notice
Exhibit B	Form of Notice of Loan Prepayment
Exhibit C	Form of Note
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Joinder Agreement
Exhibit F	Form of Warrant

Page iv

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of February 7, 2020, by and between Wireless Telecom Group, Inc., a New Jersey corporation (the “Borrower”), the other Persons identified herein as Guarantors, and Muzinich BDC, Inc. (the “Lender”).

The Borrower has requested that the Lender provide a credit facility for the purposes set forth herein, and the Lender is willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Credit Facility” means the existing credit facility provided to the Borrower by Bank of America, N.A. pursuant to the ABL Loan Agreement.

“ABL Loan Agreement” means that certain Loan and Security Agreement dated as of February 16, 2017, as amended by Amendment No. 1 dated as of June 30, 2017, Amendment No. 2 dated as of January 29, 2019, Amendment No. 3 dated as of February 27, 2019 and Amendment No. 4 dated as of November 8, 2019, as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms of this Agreement and the Intercreditor Agreement.

“Acquisition” by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of either (a) all or any substantial portion of the property of, or a line of business, division of or other business unit of, another Person or (b) at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person.

“Affiliate” means any other Person that directly or indirectly Controls, is Controlled by or is under direct or indirect common Control with such Person. A Person shall be deemed to “control” another Person if such first Person directly or indirectly possesses the power to direct (or to cause the direction of or to materially influence) the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Applicable Rate” means seven and a quarter percent (7.25%) per annum.

“Attributable Indebtedness” means, with respect to any Person on any date, (a) in respect of any capital lease, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease, (c) in respect of any Securitization Transaction, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Lender in its reasonable judgment and (d) in respect of any Sale and Leaseback Transaction, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a borrowing of a Loan pursuant to Section 2.01.

“Bronco Deferred Purchase Price Indebtedness” has the meaning specified in Section 7.03(l).

“Bronco Short Term Notes” means the unsecured notes issued by the Borrower to the sellers party to the Bronco Transaction Documents.

“Bronco Transaction” means the Acquisition of Holzworth Instrumentation Inc. pursuant to the Bronco Transaction Documents.

“Bronco Transaction Documents” means, collectively, (a) the Share Purchase Agreement dated as of November 13, 2019 (the “Bronco SPA”), among Borrower, Holzworth Instrumentation Inc., Jason Breitbarth, Joe Koebel and Leyla Bly, and Jason Breitbarth as the designated representative of the sellers, and (b) all other documents, agreements and instruments relating to the Bronco Transaction, in each case, including all schedules and exhibits thereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, New York and, if such day relates to any Loan, means any such day that is also a day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (ii) any bank whose short term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including the Lender) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following: (a) any Person or Persons acting together, which would constitute a “group” for purposes of Section 13(d) of the Exchange Act (other than the Borrower or any Subsidiary of the Borrower) shall beneficially own (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, 30% or more of the total voting power of all classes of capital stock of the Borrower entitled to vote generally in the election of the board of directors of the Borrower; or (b) the sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Borrower.

“Closing Date” means February 7, 2020.

“Collateral” means a collective reference to all property with respect to which Liens in favor of the Lender, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents, but excluding the Excluded Property.

“Collateral Documents” means a collective reference to the Security Agreement, the Pledge Agreement, the Mortgages, the Control Agreements, any additional documentation delivered pursuant to Section 6.17 hereof, and other security documents as may be executed and delivered by any Loan Party pursuant to the terms of Section 6.14 or any of the Loan Documents.

“CommAgility” means CommAgility Limited, a company incorporated in England and Wales.

“Commitment” means the Lender’s obligation to make the Loan to the Borrower pursuant to Section 2.01.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capital Expenditures” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the consolidated aggregate capital expenditures of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to (a) net income determined in accordance with GAAP, plus (b) the sum of the following to the extent deducted in the calculation of net income: (i) interest expense; (ii) income taxes; (iii) depreciation; (iv) amortization; (v) non-cash foreign exchange translations; (vi) costs and expenses incurred in connection with the consummation of the Bronco Transaction and the making of the Credit Extensions on the Closing Date, to the extent paid within ninety (90) days of the Closing Date (or such longer period as Lender may approve); (vii) costs and expenses incurred in connection with the consummation of the Washington Transaction, to the extent paid within ninety (90) days of the closing date of the Washington Transaction (or such longer period as Lender may approve); (viii) non-cash compensation expenses related to the issuance of stock, stock options, stock appreciation rights or similar equity arrangements, (ix) integration expenses incurred in connection with the Bronco Transaction or the Washington Transaction in an amount not to exceed $100,000 in the aggregate; (x) one-time non-recurring or unusual reorganization expenses in an aggregate amount for any such period not to exceed $300,000; (xi) solely for the twelve (12) month period ending on December 31, 2019, pro forma savings actually anticipated as a result of cost reduction measures to be taken by the Borrower in the fiscal year commencing on January 1, 2020 (in conformity with the Borrower’s budget for such fiscal year as previously delivered to the Lender), not to exceed $1,000,000; and (xii) other non-recurring expenses of such Person reducing such net income which do not represent a cash item in such period or any future period, minus (c) the sum of the following to the extent included in the calculation of net income: (i) income tax credits of such Person; (ii) extraordinary gains determined in accordance with GAAP; and (iii) all non-recurring, non-cash items increasing net income. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters: (a) Consolidated EBITDA for the fiscal quarter ended March 31, 2019 shall be deemed to be $471,000; (b) Consolidated EBITDA for the fiscal quarter ended June 30, 2019 shall be deemed to be $1,475,000; (c) Consolidated EBITDA for the fiscal quarter ended September 30, 2019 shall be deemed to be $912,000; and (d) Consolidated EBITDA for the fiscal quarter ended December 31, 2019 shall be deemed to be $1,206,000.

“Consolidated Excess Cash Flow” means, for any period for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) Consolidated EBITDA for such period minus (b) Consolidated Capital Expenditures for such period (other than those financed with non-revolving Indebtedness) minus (c) the cash portion of Consolidated Interest Charges for such period minus (d) cash taxes paid during such period minus (e) Consolidated Scheduled Funded Debt Payments for such period, minus (f) any increase (or plus any decrease) in Working Capital, minus (g) the cash portion of costs and expenses added to the Borrower’s net income in the determination of Consolidated EBITDA for such period pursuant to clauses (vi), (vii) and (x) of the definition of Consolidated EBITDA.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) Consolidated EBITDA for the most recently completed four fiscal quarters minus (ii) Consolidated Capital Expenditures for such period (other than those financed with the proceeds of Indebtedness) minus (iii) income taxes paid in cash during such period to (b) Consolidated Fixed Charges for the most recently completed four fiscal quarters.

“Consolidated Fixed Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) the cash portion of Consolidated Interest Charges for such period plus (b) Consolidated Scheduled Funded Debt Payments for such period plus (c) scheduled payments of principal on the Seller Notes for such period plus (d) scheduled earnout payments for such period.

“Consolidated Funded Indebtedness” means, as of any date of determination with respect to the Borrower and its Subsidiaries on a consolidated basis, without duplication, the sum of: (a) the outstanding principal amount of all obligations for borrowed money (including Obligations but excluding Seller Notes) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) the maximum amount available to be drawn under issued and outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) all obligations in respect of the deferred purchase price of property or services (other than the Bronco Deferred Purchase Price Indebtedness and trade accounts payable in the ordinary course of business); (d) all purchase money Indebtedness; (e) all Attributable Indebtedness; (f) all obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the Maturity Date in respect of any Equity Interests or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all Guarantees with respect to Indebtedness of the types specified in clauses (a) through (f) above of another Person; and (h) all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which any Loan Party or any Subsidiary is a general partner or joint venturer, except to the extent that Indebtedness is expressly made non-recourse to such Person.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (b) the portion of rent expense with respect to such period under capital leases that is treated as interest in accordance with GAAP plus (c) the implied interest component of Synthetic Lease Obligations with respect to such period.

“Consolidated Scheduled Funded Debt Payments” means for any period for the Borrower and its Subsidiaries on a consolidated basis, the sum of all scheduled payments of principal on Consolidated Funded Indebtedness. For purposes of this definition, “scheduled payments of principal” (a) shall be determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period, (b) shall be deemed to include the Attributable Indebtedness and (c) shall not include any voluntary prepayments or mandatory prepayments required pursuant to Section 2.03(b).

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed four fiscal quarters.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means any deposit or securities account control agreement among any Loan Party, the Lender and a financial institution where such Loan Party maintains deposit or securities accounts, in form and substance reasonably acceptable to the Lender, which perfects the Lender’s first priority security interest in the monies or other assets deposited in, or credited to, such account.

“Credit Extension” means the making of any advance of the Loan by the Lender pursuant to Section 2.01.

“Debt Issuance” means the issuance by any Loan Party or any Subsidiary of any Indebtedness other than Indebtedness permitted under Section 7.03.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, administration or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means a rate per annum equal to two percent (2%) plus the LIBOR Rate for the applicable Interest Period plus the Applicable Rate.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Loan Party or any Subsidiary, including (i) pursuant to any Sale and Leaseback Transaction, (ii) any allocation or disposition of assets in connection with a division of a limited liability company and (iii) pursuant to any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding any Recovery Event.

“Disqualified Stock” means any capital stock or other Equity Interests of a Person which, by its terms (or by the terms of any security or other capital stock or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days following the Maturity Date (excluding any provisions requiring redemption upon a “change of control” or similar event; provided that such “change of control” or similar event does not require the issuer thereof to make any such redemption thereof prior to the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) having been paid in full), (b) is convertible into or exchangeable for (i) debt securities or (ii) any capital stock or other equity interests referred to in clause (a) above, in each case, at any time on or prior to the date that is ninety-one (91) days following the Maturity Date, or (c) is entitled to receive scheduled dividends or distributions in cash prior to the time that the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) are paid in full.

“Dollar” and “$” mean lawful money of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, Norway and the United Kingdom.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assets” means long-term assets that are used or useful in the same line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date (or any business reasonably related, incidental or ancillary thereto).

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock, limited liability company interests or membership interests of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock, limited liability company interests or membership interests of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock, limited liability company interests or membership interests of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA, (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate or (i) a failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by the Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” mean the Securities Exchange Act of 1934, as amended.

“Excluded Property” means: (a) any disbursement deposit account the funds in which are used solely for the payment of salaries and wages, employee benefits, workers’ compensation and similar expenses, (b) any personal property (including, without limitation, motor vehicles) in respect of which perfection of a Lien is effected by retention of certificate of title to vehicles or trailers and/or appropriate evidence of the Lien being filed with the applicable jurisdiction’s department of motor vehicles or other Governmental Authority, unless reasonably requested by Lender, (c) any certificates, licenses and other authorizations issued by any Governmental Authority to the extent that applicable law prohibits the granting of a security interest, (d) any property which is subject to a purchase money Lien pursuant to documents which prohibit the Borrower from granting any other Liens in such property, and (e) any non-material lease, license, contract or agreement to which the Borrower is a party, and any of its rights or interests thereunder, if and to the extent that a security interest therein is prohibited by or in violation of (x) any applicable law, or (y) a term, provision or condition of any such lease, license, contract or agreement (unless in each case, such applicable law, term, provision or condition would be rendered ineffective with respect to the creation of such security interest pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity), provided, however, that the foregoing shall cease to be treated as “Excluded Property” (and shall constitute Collateral) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, such security interest shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in (x) or (y) above, provided, further that Excluded Property shall not include any proceeds of any such lease, license, contract or agreement or any goodwill of Borrower’s business associated therewith or attributable thereto.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of the Lender, its lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of the Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) the Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) the Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.01(a), amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01 and (d) any withholding Taxes imposed pursuant to FATCA.

“Extraordinary Receipts” means, with respect to any Person, any cash received by or paid to or for the account of such Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings and proceeds of Recovery Events), indemnity payments and any purchase price adjustments; provided, however, that an Extraordinary Receipt shall not include cash receipts from proceeds of insurance or indemnity payments to the extent that such proceeds, awards or payments are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) all Commitments have terminated, and (b) all Obligations arising under the Loan Documents have been paid in full (other than contingent indemnification obligations).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“Flood Hazard Property” means any real property subject to a Mortgage that is in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.

“Foreign Subsidiary” means CommAgility and any other Subsidiary other than a Subsidiary organized under the laws of the United States of America (excluding any territory thereof), any state thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession) including, without limitation, the FASB Accounting Standards Codification, that are applicable to the circumstances as of the date of determination, consistently applied and subject to Section 1.03.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, (a) each holding company of the Borrower identified as a “Guarantor” on the signature pages hereto, if any, or any future holding company of the Borrower, (b) each Subsidiary of the Borrower identified as a “Guarantor” on the signature pages hereto, (c) each Person that joins as a Guarantor pursuant to Section 6.13 or otherwise, and (d) the successors and permitted assigns of the foregoing.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Lender and the other holders of the Obligations pursuant to Article X.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) the maximum amount of all direct or contingent obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) the Swap Termination Value of any Swap Contract; (d) all obligations to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business); (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) all Attributable Indebtedness; (g) all obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the Maturity Date in respect of any Equity Interests or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (h) all Guarantees of such Person in respect of any of the foregoing; and (i) all Indebtedness of the types referred to in clauses (a) through (h) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intercreditor Agreement” means that certain Intercreditor Agreement of even date herewith between Bank of America, N.A. and the Lender.

“Interest Payment Date” means the last day of each Interest Period and the Maturity Date.

“Interest Period” means the period commencing on the Closing Date and ending on the last day of the fiscal quarter ending March 31, 2020 and each successive fiscal quarter thereafter; provided that: (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (c) no Interest Period shall extend beyond the Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit E executed and delivered by a Subsidiary in accordance with the provisions of Section 6.13 or any other documents as the Lender shall deem appropriate for such purpose.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of Law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“LIBOR Rate” means, with respect to each Interest Period, the rate per annum equal to the London Interbank Offered Rate or a comparable or successor rate, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by Lender from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term of three months; provided, however, at no time shall the LIBOR Rate be less than one percent (1.0%). To the extent, as of any date of determination, the LIBOR Rate is unavailable or cannot be determined for any reason, the LIBOR Rate for purposes hereof shall be such comparable successor rate as determined by Lender in its commercially reasonable discretion, substantially consistent with market practice (or, if the Lender determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such alternate rate exists, in such other manner of administration as the Lender determines is reasonably necessary in connection with the administration of this Agreement, giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities for such alternative benchmarks) (any such rate being, the “Alternative Benchmark Rate”).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” has the meaning provided in Section 2.01.

“Loan Documents” means, collectively, this Agreement, each Note, each Joinder Agreement, the Collateral Documents, the Intercreditor Agreement, all other subordination and intercreditor agreements and all other documents, agreements, instruments, opinions and certificates executed and delivered in connection herewith.

“Loan Notice” means a written notice of a Borrowing of a Loan pursuant to Section 2.02, which shall be substantially in the form of Exhibit A or such other form as may be approved by the Lender appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) a material impairment of the rights and remedies of the Lender under any Loan Documents, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Contract” shall mean (a) each of the agreements set forth on Schedule 5.24 and (b) any other contract, agreement, instrument, permit, lease or license, written or oral, of the Borrower or any of its Subsidiaries, which the failure to comply with could reasonably be expected to result in a Material Adverse Effect.

“Material Real Property” means any fee owned real property with a fair market value in excess of $250,000.

“Maturity Date” means February 7, 2025; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means the mortgages, deeds of trust or deeds to secure debt that purport to grant to the Lender a security interest in the fee interests and/or leasehold interests of any Loan Party in any Material Real Property.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Loan Party or any Subsidiary in respect of any Disposition, Debt Issuance, Recovery Event or Extraordinary Receipt, net of (a) direct costs incurred in connection therewith (including legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or payable as a result thereof, (c) in the case of any Disposition, any Recovery Event or any Extraordinary Receipt, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Lender) on the related property; it being understood that “Net Cash Proceeds” shall include any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any Loan Party or any Subsidiary in any Disposition, Debt Issuance, Recovery Event or Extraordinary Receipt and (d) any reserves for adjustments in respect of the sale price of any Disposition and for future liabilities required by and established in accordance with GAAP.

“Note” has the meaning specified in Section 2.08.

“Notice of Loan Prepayment” means a written notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit B or such other form as may be approved by the Lender, appropriately completed and signed by a Responsible Officer of the Borrower.

“Obligations” means the Loan and all debts, liabilities, obligations, covenants, indemnifications, and duties of the Loan Parties arising at any time and from time to time under the Loan Documents, whether matured or unmatured, fixed or contingent, liquidated or unliquidated, hereunder, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Loan Party as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction) and (d) with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Amount” means, with respect to the Loan on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of the Loan occurring on such date.

“Participant” has the meaning specified in Section 10.06(b).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, Section 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the Pension Funding Rules.

“Permitted Indebtedness” means, at any time, Indebtedness of any Loan Party or any Subsidiary permitted to exist at such time pursuant to the terms of Section 7.03.

“Permitted Liens” means, at any time, Liens in respect of property of any Loan Party or any Subsidiary permitted to exist at such time pursuant to the terms of Section 7.01.

“Permitted Transfers” means (a) Dispositions of inventory in the ordinary course of business; (b) Dispositions of property to the Borrower or any Subsidiary; provided, that if the transferor of such property is a Loan Party then the transferee thereof must be a Loan Party; (c) Dispositions of accounts receivable in connection with the collection or compromise thereof on commercially reasonable terms; (d) Dispositions of machinery and equipment no longer used or useful in the conduct of business of the Loan Parties and their Subsidiaries that are Disposed of in the ordinary course of business; (e) licenses, sublicenses, leases or subleases granted to others in the ordinary course of business and not interfering in any material respect with the business of the Borrower and its Subsidiaries; (f) the sale or disposition of Cash Equivalents for fair market value; and (g) Dispositions of property to a newly formed limited liability company in connection with a plan of division, provided that the newly formed limited liability company becomes a Loan Party in accordance with Section 6.13 and grants liens on its assets in accordance with Section 6.14.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Prepayment Premium” has the meaning specified in Section 2.06(c).

“Real Property Security Documents” means with respect to the fee interest and/or leasehold interest of any Loan Party in any Material Real Property:

(a) a fully executed and notarized Mortgage encumbering the fee interest and/or leasehold interest of such Loan Party in such real property;

(b) if requested by the Lender in its reasonable discretion, maps or plats of an as-built survey of the sites of such real property certified to the Lender and the title insurance company issuing the policies referred to in clause (c) of this definition in a manner reasonably satisfactory to each of the Lender and such title insurance company, dated a date satisfactory to each of the Lender and such title insurance company by an independent professional licensed land surveyor, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 2011 with items 2, 3, 4, 6(b), 7(a), 7(b)(1), 7(c), 8, 9, 10, 11(a), 13, 14, 16,17, 18 and 19 on Table A thereof completed;

(c) ALTA mortgagee title insurance policies issued by a title insurance company reasonably acceptable to the Lender with respect to such real property, assuring the Lender that the Mortgage covering such real property creates a valid and enforceable first priority mortgage lien on such real property, free and clear of all defects and encumbrances except Permitted Liens, which title insurance policies shall otherwise be in form and substance reasonably satisfactory to the Lender and shall include such endorsements as are reasonably requested by the Lender;

(d) (i) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to such real property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by each Loan Party relating thereto) and (ii) if such real property is a Flood Hazard Property, (A) notices to (and confirmations of receipt by) such Loan Party as to the existence of a special flood hazard and, if applicable, the unavailability of flood hazard insurance under the National Flood Insurance Program and (A) evidence of applicable flood insurance, if available, in each case in such form, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Lender;

(e) if requested by the Lender in its reasonable discretion, an environmental assessment report, as to such real property, in form and substance and from professional firms acceptable to the Lender;

(f) if requested by the Lender in its reasonable discretion, evidence reasonably satisfactory to the Lender that such real property, and the uses of such real property, are in compliance in all material respects with all applicable zoning Laws (which may be satisfied with a zoning endorsement to the title policy);

(g) in the case of a leasehold interest of any Loan Party in such real property, (i) such estoppel letters, consents and waivers from the landlords on such real property as may be required by the Lender, which estoppel letters shall be in the form and substance satisfactory to the Lender and (ii) evidence that the applicable lease, a memorandum of lease with respect thereto, or other evidence of such lease in form and substance satisfactory to the Lender, has been or will be recorded in all places to the extent necessary or desirable, in the judgment of the Lender, so as to enable the Mortgage encumbering such leasehold interest to effectively create a valid and enforceable first priority lien (subject to Permitted Liens) on such leasehold interest in favor of the Lender (or such other Person as may be required or desired under local Law); and

(h) if requested by the Lender in its reasonable discretion, an opinion of legal counsel to the Loan Party granting the Mortgage on such real property, addressed to the Lender, in form and substance reasonably acceptable to the Lender.

“Recipient” means the Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Recovery Event” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any Subsidiary.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the general partners, limited partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, advisory clients and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York for the purpose of recommending a benchmark rate to replace LIBOR in loan agreements similar to this Agreement.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Request for Credit Extension” means a request from the Borrower for a Loan pursuant to a Loan Notice.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, and, solely for purposes of the delivery of incumbency certificates, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Lender or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Lender. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Lender, each Responsible Officer will provide an incumbency certificate and appropriate authorization documentation, in form and substance reasonably satisfactory to the Lender.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Person, any arrangement, directly or indirectly, whereby such Person shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanction(s)” means any sanction administered or enforced by the United States Government, including OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Security Agreement” means the pledge and security agreement, dated as of the Closing Date, executed in favor of the Lender by each of the Loan Parties.

“Seller Notes” mean, collectively, (a) the Bronco Short Term Notes and (b) the Washington Seller Notes, if any.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature in the ordinary course of business, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subject Covenants” has the meaning specified in Section 8.03.

“Subordinated Indebtedness” means Indebtedness incurred by any Loan Party which by its terms (a) is subordinated in right of payment to the prior payment of the Obligations and (b) contains other terms, including without limitation, standstill, interest rate, maturity and amortization, and insolvency-related provisions, in all respects reasonably acceptable to the Lender.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $100,000.

“United States” and “U.S.” mean the United States of America.

“Upfront Fee” has the meaning provided in Section 2.06(a).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Warrant” means a warrant to acquire the common stock of the Borrower in substantially the form of Exhibit F.

“Washington Seller Notes” means seller notes evidencing Subordinated Indebtedness, if any, issued in connection with the consummation of the Washington Transaction on terms acceptable to the Lender.

“Washington Transaction” has the meaning specified on Schedule 1.01.

“Washington Transaction Documents” means, collectively, (a) the purchase and sale agreement in respect of the Washington Transaction and (b) all other documents, agreements and instruments relating to the Washington Transaction, in each case, including all schedules and exhibits thereto.

“Working Capital” means, with respect the Borrower and its Subsidiaries, consolidated current assets (which shall exclude cash or Cash Equivalents) minus consolidated current liabilities, in each case, determined in accordance with GAAP.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Loan Document or Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, Preliminary Statements of and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all assets and properties, tangible and intangible, real and personal, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be delivered after the Closing Date pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a consistent manner, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Loan Parties and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the audited financial statements delivered for the fiscal year ended December 31, 2018 for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c) Covenant Calculations. If during any applicable period the Borrower or any Subsidiary shall have made an Acquisition, including, without limitation, the Bronco Transaction and the Washington Transaction, Consolidated EBITDA, Consolidated Scheduled Funded Debt Payments and Consolidated Interest Charges for such period shall be calculated after giving effect thereto on a pro forma basis as if such Acquisition occurred on the first day of such period, giving effect to any net cost savings, operating expense reductions and synergies projected to be realized in connection with the applicable Acquisition to the extent that such cost savings, reductions or synergies (i) are reasonably expected to be realized within twelve (12) months of such Acquisition as set forth in reasonable detail on an officer’s certificate delivered to the Lender, (ii) are calculated on a basis consistent with GAAP and are, in each case, reasonably identifiable, factually supportable, and expected to have a continuing impact on the operations of the Borrower and its Subsidiaries, and (iii) such costs, expenses or adjustments are either (x) permitted as adjustments pursuant to Article 11 of Regulation S-X under the Securities Act of 1933 or (y) represent less than five percent (5%) of Consolidated EBITDA (determined without giving effect to any such adjustments).

1.04 Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day; Rates.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable). The Lender does not warrant, nor accept responsibility, nor shall the Lender have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBOR Rate” or with respect to any comparable or successor rate thereto.

Article II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Loan.

Subject to the terms and conditions set forth herein, the Lender agrees to make a multi-advance term loan to the Borrower in Dollars, in an aggregate amount not to exceed Twenty Million Dollars ($20,000,000), to be funded in two advances, with the first advance in an amount equal to Eight Million and Four Hundred Thousand Dollars ($8,400,000) being made on the Closing Date (the “Initial Advance”) and the second advance (the “Second Advance”) in an amount equal to $Eleven Million and Six Hundred Thousand Dollars ($11,600,000) being made on the closing date of the Washington Transaction (collectively, the Initial Advance and the Second Advance being, the “Loan”). Amounts repaid on the Loan may not be reborrowed.

2.02 Borrowings.

The Borrowings shall be made upon the Borrower’s irrevocable written notice to the Lender, which shall be given by a Loan Notice. The Loan Notice in respect of the Initial Advance must be received by the Lender not later than 11:00 a.m. at least one (1) Business Day prior to the requested date of Borrowing. The Loan Notice in respect of the Second Advance must be received by the Lender not later than 11:00 a.m. at least seventeen (17) Business Days prior to the requested date of Borrowing. The Borrowings shall be in the principal amounts set forth in Section 2.01. Each Loan Notice shall specify (i) the requested date of the Borrowing (which shall be a Business Day), (ii) the principal amount of the Loan to be borrowed, and (iii) the wiring instructions of the Borrower to which funds should be sent. Each determination of an interest rate by the Lender pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lender in the absence of manifest error.

2.03 Prepayments.

(a) Voluntary Prepayments. The Borrower may, upon delivery of a Notice of Loan Prepayment to the Lender, at any time or from time to time voluntarily prepay the Loan in whole or in part without premium or penalty (other than any applicable Prepayment Premium or other amounts as set forth in Section 3.05); provided that, unless otherwise agreed by the Lender, (i) such notice must be received by the Lender not later than 11:00 a.m. two (2) Business Days (and not prior to sixty (60) days) prior to any date of prepayment; and (ii) any prepayment shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment shall be accompanied by all accrued interest on the amount prepaid, any applicable Prepayment Premium and any additional amounts required pursuant to Section 3.05.

(b) Mandatory Prepayments of Loan.

(i) Dispositions; Recovery Events; Extraordinary Receipts. Within five (5) Business Days of the receipt thereof, the Borrower shall prepay the Loan as hereafter provided in an aggregate amount equal to 100% of the Net Cash Proceeds of all Dispositions, Recovery Events and Extraordinary Receipts to the extent such Net Cash Proceeds exceed $50,000 in each instance or $150,000 in the aggregate in any fiscal year and are not reinvested in Eligible Assets within 180 days of the date of such Disposition, Recovery Event or Extraordinary Receipt.

(ii) Consolidated Excess Cash Flow. Within five (5) Business Days after the due date for delivery of annual financials pursuant to Section 6.01(a) for each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2020, the Borrower shall prepay the Loan as hereafter provided in an aggregate amount equal to the difference (to the extent positive) of (A) 50% (if the Consolidated Total Leverage Ratio as of the end of such fiscal year is equal to or greater than 2.0 to 1.0) or 25% (if the Consolidated Total Leverage Ratio as of the end of such fiscal year is less than 2.0 to 1.0) of Consolidated Excess Cash Flow for such fiscal year minus (B) the aggregate amount of all voluntary prepayments of the Loan during such fiscal year.1

(iii) Debt Issuances. Promptly upon receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Debt Issuance, the Borrower shall prepay the Loan as hereafter provided in an aggregate amount equal to 100% of such Net Cash Proceeds.

(iv) Notice of Payments. The Borrower shall provide written notice of any payments made pursuant to this Section 2.03(b) by at least 11:00 a.m. two (2) Business Days (but no more than sixty (60) days) prior to the proposed prepayment date, which notice shall state pursuant to which paragraph of Section 2.03(b) the prepayment is being made

1 Drafting Note: Changes to be finalized subject to discussion regarding ABL Credit Facility.

(v) Amortization. The Borrower shall pay to the Lender on each Interest Payment Date an amount equal to 0.25% of the aggregate principal amount of the Loan funded as of such Interest Payment Date.

(vi) Application of Mandatory Prepayments. All amounts required to be paid pursuant to clauses (i), (ii) and (iii) of this Section 2.03(b) shall be applied to the Loan in inverse order of maturity to the remaining principal amortization payments.

All prepayments under this Section 2.03(b) shall be subject to (x) the terms and conditions of the Intercreditor Agreement and (y) Section 3.05, but otherwise without premium or penalty except as set forth in Section 2.06(c), and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

2.04 Repayment of Loan.

The Borrower shall repay the outstanding principal amount of the Loan as required by Section 2.03(b) and, otherwise, the outstanding Loan and all other Obligations shall be due and payable on the Maturity Date.

2.05 Interest.

(a) The Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the LIBOR Rate for such Interest Period plus the Applicable Rate.

(b) Upon the occurrence and during the continuance of any Event of Default, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Except as otherwise required pursuant to Section 2.05(b), interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.06 Fees.

(a) Upfront Fee. The Borrower will pay to the Lender a fee (the “Upfront Fee”) of 2.50% of the aggregate principal amount of the Loan. Such Upfront Fee shall be due and payable in cash in up to two installments. The first installment shall be in an amount equal to 2.50% of the Initial Advance and shall be due and payable on the Closing Date. The second installment shall be in an amount equal to 2.50% of the Second Advance, (i) 1.25% of which will be deemed fully earned on the Closing Date and due and payable on the earlier of (x) the date that the Second Advance is funded and (y) ninety (90) days from the closing of the Bronco Transaction and (ii) 1.25% of which will be fully earned and due and payable in full on the date, if any, that the Second Advance is funded. Notwithstanding the above, the Upfront Fee may, at the option of the Lender (and upon notice to the Borrower), be taken in the form of “original issue discount” (as defined in Section 1273 of the Internal Revenue Code.

(b) [Reserved].

(c) Prepayment Premium. In the event that all or any part of the outstanding principal balance of any Loan is prepaid at any time or times (whether by (a) any optional or mandatory prepayment by the Borrower of all or any part of the outstanding principal balance of the Loan for any reason, whether before or after (x) the occurrence of an Event of Default or (y) the commencement of any institution of any insolvency or bankruptcy proceedings, and notwithstanding any acceleration (for any reason) of the Obligations (but excluding any optional prepayment made pursuant to Section 3.04(a)), or (b) the acceleration of the Obligations for any reason (including, without limitation, acceleration in accordance with Section 8.02, including as a result of the commencement of any institution of any insolvency or bankruptcy proceeding); but excluding any mandatory prepayment made pursuant to Section 2.03(b)(i) (solely with respect to any Recovery Event or any Extraordinary Receipts), Section 2.03(b)(ii) and Section 2.03(b)(v)): (i) on or prior to the first anniversary of the Closing Date, the Borrower shall concurrently pay to the Lender all fees and interest that would have otherwise accrued from the Closing Date if no such prepayment had been made on or prior to the first anniversary of the Closing Date plus a prepayment premium in an amount equal to 2.00% of the principal amount so prepaid, (ii) after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, the Borrower shall concurrently pay to the Lender a prepayment premium in an amount equal to 2.00% of the principal amount so prepaid and (iii) after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date, the Borrower shall concurrently pay to the Lender a prepayment premium in an amount equal to 1.00% of the principal amount so prepaid. Any amount required to be paid as prepayment premium pursuant to the foregoing shall be referred to as the “Prepayment Premium”. Any prepayment by the Borrower after the third anniversary of the Closing Date may be made without penalty or premium. If the Obligations are prepaid or accelerated as a result of an insolvency or bankruptcy proceeding, the entire outstanding principal amount of the Loan shall be deemed to have been prepaid on the date on which such prepayment or acceleration occurs. Without limiting the generality of Sections 2.03(a) and (b) and notwithstanding anything to the contrary in this Agreement or any other Loan Document, it is understood and agreed that upon the occurrence of any acceleration, the Prepayment Premium, if any, determined as of the date of acceleration, will also be due and payable and will be treated and deemed as though the Loan were prepaid as of such date and shall constitute part of the Obligations for all purposes herein.

2.07 Computation of Interest and Fees; Retroactive Adjustments to Applicable Rate.

All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day. Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.08 Evidence of Debt.

The Credit Extensions made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lender to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. Upon the request of the Lender, the Borrower shall execute and deliver to the Lender a promissory note, which shall evidence the Loan in addition to such accounts or records. Each such promissory note shall be in substantially the form of Exhibit C (a “Note”).

2.09 Payments Generally.

All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. All payments received by the Lender after 2:00 p.m. may, in the Lender’s discretion, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Except as otherwise specifically provided for in this Agreement, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

2.10 Incremental Facility.

At any time Consolidated EBITDA exceeds $10,000,000 for the trailing twelve month period then ended, the Borrower may add one or more tranches of term loans (each an “Incremental Facility”) to this Agreement by an agreement in writing entered into by the Loan Parties and the Lender to provide such Incremental Facility; provided that:

(a) the aggregate principal amount of all Incremental Facilities shall not exceed $10,000,000;

(b) no Default shall exist on the effective date of such Incremental Facility or would exist after giving effect to such Incremental Facility;

(c) The representations and warranties of each Loan Party contained in this Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the effective date of such Incremental Facility, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date;

(d) any decision whether to provide an Incremental Facility shall be in the Lender’s sole and absolute discretion;

(e) each Incremental Facility shall be in an aggregate principal amount of at least $1,000,000 and integral multiples of $500,000 in excess thereof;

(f) the Borrower shall deliver to the Lender:

(i) a certificate of each Loan Party dated as of the date of such Incremental Facility signed by a Responsible Officer of such Loan Party (A) certifying and attaching resolutions adopted by the board of directors or other comparable governing body of such Loan Party approving such Incremental Facility and (B) in the case of the Borrower, certifying that, before and after giving effect to such Incremental Facility, the conditions in Section 2.10(b) and (c) are satisfied;

(ii) such amendments to the Collateral Documents as the Lender may reasonably request to cause the Collateral Documents to secure the Obligations after giving effect to such Incremental Facility;

(iii) opinions of legal counsel to the Loan Parties in form and substance reasonably acceptable to the Lender, addressed to the Lender, dated as of the effective date of such Incremental Facility; and

(iv) a Compliance Certificate demonstrating that after giving effect to the incurrence of such Incremental Facility on a pro forma basis, the Loan Parties would be in compliance with the financial covenants set forth in Section 7.11 recomputed as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or (b);

(g) the interest rate, interest rate margins, fees, discount, prepayment premiums, amortization and final maturity date for such Incremental Facility shall be as agreed by the Loan Parties and the Lender; provided that the final maturity of such Incremental Facility shall not be earlier than the Maturity Date; and

(h) such Incremental Facility shall share ratably in any mandatory prepayments of the Loan under this Agreement pursuant to Section 2.03(b) (or otherwise provide for more favorable prepayment treatment for the then outstanding Loan under this Agreement) and shall have ratable voting rights as the other Loan under this Agreement (or otherwise provide for more favorable voting rights for the then outstanding term loans under this Agreement).

The Incremental Facility Commitments and credit extensions thereunder shall constitute Commitments and Credit Extensions under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the guarantees and security interests created by the Collateral Documents.

Article III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

For purposes of this Section, the term “applicable Law” includes FATCA.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Lender) require the deduction or withholding of any Tax from any such payment by the Lender, then the Lender shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications. (i) Each of the Loan Parties shall indemnify each Recipient within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable, after any payment of Taxes by any Loan Party to a Governmental Authority as provided in this Section 3.01, such Loan Party shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Lender or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02 Illegality.

If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender to perform any of its obligations hereunder or to make, maintain or fund or charge interest with respect to any Credit Extension or to determine or charge interest rates based upon the LIBOR Rate (including any successor Alternative Benchmark Rate), or any Governmental Authority has imposed material restrictions on the authority of the Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by the Lender to the Borrower, any obligation of the Lender to issue, make, maintain, fund or charge interest with respect to any such Credit Extension shall be suspended until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from the Lender prepay the Obligations, either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such Loan to such day, or immediately, if the Lender may not lawfully continue to maintain such Loan. Upon any such prepayment, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates.

(a) If in connection with any request for a Loan, (i) the Lender determines that (A) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Loan, or (B) adequate and reasonable means do not exist for determining the LIBOR Rate (including any successor Alternative Benchmark Rate) for any requested Interest Period with respect to a proposed Loan (in each case with respect to clause (i), “Impacted Loans”), or (ii) the Lender determines that for any reason the LIBOR Rate (including any successor Alternative Benchmark Rate) for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to the Lender of funding such Loan, the Lender will promptly so notify the Borrower. Thereafter, the obligation of the Lender to make or maintain Loans shall be suspended (to the extent of the affected Loans or Interest Periods).

(b) Notwithstanding the foregoing, if the Lender has made the determination described in clause (a) of this Section 3.03, the Lender, in consultation with the Borrower, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Lender revokes the notice delivered with respect to the Impacted Loans under clause (a)(i) of this Section, (2) the Lender notifies the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to the Lender of funding the Impacted Loans, or (3) the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of the Lender to do any of the foregoing and provides the Lender and the Borrower written notice thereof.

3.04 Increased Costs; Reserves.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii) subject the Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on the Lender or the London interbank market any other condition, cost or expense affecting this Agreement or the Loan made by the Lender;

and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to the Lender, or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered. If the Lender requests compensation under this Section 3.04 or if the Borrower is required to pay any additional amount to the Lender or any governmental authority for the account of the Lender pursuant to this Section 3.04, the Borrower may effect an optional prepayment of the Loan at any time without payment of any prepayment premium which would otherwise be payable pursuant to Section 2.06(c).

(b) Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or its holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s or holding company, if any, as a consequence of this Agreement, the Commitments of the Lender or the Loan made by the Lender to a level below that which the Lender or the Lender’s holding company, as applicable, could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company, as applicable, for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of the Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Loans. The Borrower shall pay to the Lender, as long as the Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of the Loan equal to the actual costs of such reserves allocated to such Loan by the Lender (as determined by the Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least ten (10) days’ prior notice of such additional interest or costs from the Lender. If the Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.

3.05 Compensation for Losses.

Upon demand of the Lender from time to time, the Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of: (a) any continuation, conversion, payment or prepayment of any Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (b) any failure by the Borrower (for a reason other than the failure of the Lender to make a Loan) to prepay, borrow, continue or convert any Loan on the date or in the amount notified by the Borrower; including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Lender in connection with the foregoing. For purposes of calculating amounts payable by the Borrower to the Lender under this Section 3.05, the Lender shall be deemed to have funded each Loan made by it at the LIBOR Rate used in determining the LIBOR Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Loan was in fact so funded.

3.06 Survival.

All of the Loan Parties’ obligations under this Article III shall survive termination of the Commitments, repayment of all other Obligations hereunder and the Facility Termination Date.

Article IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension.

This Agreement shall become effective upon, and the obligation of the Lender to make its initial Credit Extension hereunder is subject to, the satisfaction of the following conditions precedent:

(a) Receipt by the Lender of the following, each in form and substance satisfactory to the Lender:

(i) Loan Documents. Executed counterparts of this Agreement and the other Loan Documents (other than any documents to be delivered post-closing pursuant to Section 6.17 hereof), each properly executed by a Responsible Officer of the signing Loan Party and, in the case of this Agreement, by the Lender.

(ii) Opinions of Counsel. Favorable opinions of legal counsel to the Loan Parties, addressed to the Lender, dated as of the Closing Date.

(iii) Organization Documents, Resolutions, Etc.

(A) copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(B) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(C) such documents and certifications as the Lender may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.

(iv) Personal Property Collateral.

(A) UCC financing statements for each appropriate jurisdiction as is necessary, in the Lender’s discretion, to perfect the Lender’s security interest in the Collateral;

(B) all certificates evidencing any certificated Equity Interests pledged to the Lender pursuant to the Security Agreement, together with duly executed in blank, undated stock powers attached thereto; and

(C) duly executed intellectual property security agreements in the form required by the Security Agreement as are necessary, in the Lender’s sole discretion, to perfect the Lender’s security interest in the United States registered intellectual property of the Loan Parties.

(v) Evidence of Insurance. Copies of insurance policies or certificates of insurance of the Loan Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including naming the Lender and its successor and assigns, as additional insured (in the case of liability insurance) or naming the Lender as lender’s loss payee (in the case of property insurance).

(vi) Closing Certificate. A certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 4.02(a) and (b) have been satisfied.

(vii) Bronco Short Term Notes. Copies of the Bronco Short Term Notes certified by a Responsible Officer of the Borrower to be true and correct as of the Closing Date.

(viii) Bronco Transaction Documents. Copies of the Bronco Transaction Documents certified by a Responsible Officer of the Borrower to be true and correct as of the Closing Date.

(b) Consents. The Lender shall have received evidence that all members, boards of directors, governmental, shareholder and material third party consents and approvals necessary in connection with the entering into of this Agreement have been obtained.

(c) Solvency Certificate. The Lender shall have received certification as to the financial condition and Solvency of the Borrower and its Subsidiaries on a consolidated basis (after giving effect to the transactions contemplated hereby on the Closing Date) from the chief financial officer of the Borrower.

(d) Material Adverse Effect. Since December 31, 2018, except as set forth on Schedule 5.05(c), there has been no event or circumstance that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.

(e) Consolidated Total Leverage Ratio. The Lender shall have received a certificate, in form and substance reasonably satisfactory to the Lender, demonstrating that the Consolidated Total Leverage Ratio as of the Closing Date is not greater than 2.50 to 1.0.

(f) Litigation. The absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority that challenges any Loan Document or the transactions contemplated thereby.

(g) Existing Indebtedness. All outstanding Indebtedness of the Borrower and its Subsidiaries (other than Permitted Indebtedness) shall have been (or substantially simultaneously with the Closing Date shall be) paid in full, all commitments (if any) in respect thereof shall have been terminated and all guarantees therefor and security therefor shall have been discharged and released, in each case, in form and substance acceptable to the Lender.

(h) Fees. Receipt by the Lender of any fees required to be paid on or before the Closing Date.

(i) Attorney Costs. The Borrower shall have paid all fees, charges and disbursements of counsel to the Lender (directly to such counsel if requested by the Lender) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Lender).

(j) USA PATRIOT Act. (i) The Lender shall have received all documentation and other information required by regulatory authorities with respect to the Borrower under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act to the extent requested at least two (2) days prior to the Closing Date, and an executed IRS Form W-9 or such other applicable form; and (ii) at least three days prior to the Closing Date, the Borrower shall deliver to the Lender a Beneficial Ownership Certification.

4.02 Conditions to all Credit Extensions.

The obligation of the Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(a) The representations and warranties of each Loan Party contained in this Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension (except on the Closing Date, in which case the representations and warranties shall be true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(b) No Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) The amount of such Credit Extension shall be in compliance with the terms of Section 2.01.

(e) The Lender shall have received a certificate, in form and substance reasonably satisfactory to the Lender, demonstrating that the Consolidated Total Leverage Ratio of the Borrower and its Subsidiaries, on a pro forma basis after giving effect to such Credit Extension, shall not be greater than 3.00 to 1.0.

(f) After giving effect to such Credit Extension, the Outstanding Amount of the Loan shall not exceed the aggregate principal amount of Commitments.

(g) Since December 31, 2018, except as set forth on Schedule 5.05(c), there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(h) With respect to the Credit Extension to occur on or about the closing date of the Washington Transaction, the Lender shall have received copies of the Washington Transaction Documents certified by a Responsible Officer of the Borrower to be true and correct as of the date of such Credit Extension.

Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

Article V.

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Lender that:

5.01 Existence, Qualification and Power.

Each Loan Party and each Subsidiary (a) is duly organized, incorporated or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license.

5.02 Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03 Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than (a) those that have already been obtained and are in full force and effect and (b) filings to perfect the Liens created by the Collateral Documents.

5.04 Binding Effect.

Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

5.05 Financial Statements; No Material Adverse Effect.

(a) The financial statements delivered pursuant to Sections 6.01(a) and 6.01(b) (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein (subject, in the case of unaudited financial statements, to the absence of footnotes and to normal year-end audit adjustments); and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness in accordance with GAAP.

(b) Since December 31, 2018, there has been no Disposition, Extraordinary Receipt or any Recovery Event of any material part of the business or property of the Loan Parties and their Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of the Loan Parties and their Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lender on or prior to the Closing Date.

(c) Since December 31, 2018, except as set forth on Schedule 5.05(c), there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any Subsidiary or against any of their properties or revenues that purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby.

5.07 No Default.

(a) No Loan Party nor any Subsidiary is in default under or with respect to any Contractual Obligation that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(b) No Default has occurred and is continuing.

5.08 Ownership of Property.

Each Loan Party and each of its Subsidiaries has good and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business.

5.09 Environmental Compliance.

(a) The Loan Parties and their Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Loan Parties have reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) None of the properties currently or formerly owned or operated by any Loan Party or any Subsidiary is listed or proposed for listing on the National Priorities List under CERCLA or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any Subsidiary or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or any Subsidiary; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any Subsidiary; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any Subsidiary.

(c) No Loan Party nor any Subsidiary is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any Subsidiary have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any Subsidiary.

5.10 Insurance.

(a) The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates. The property and general liability insurance coverage of the Loan Parties as in effect on the Closing Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 5.10.

(b) Each Loan Party and its Subsidiaries maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Lender.

5.11 Taxes.

Each Loan Party and its Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect. No Loan Party nor any Subsidiary is party to any tax sharing agreement.

5.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other Laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favorable determination letter or is subject to a favorable opinion letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Internal Revenue Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code, or an application for such a letter is currently being processed by the IRS. To the best knowledge of the Loan Parties, nothing has occurred that would reasonably be expected to prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred, and no Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan; (ii) no Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iii) no Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (iv) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

5.13 Subsidiaries.

Set forth on Schedule 5.13 is a complete and accurate list as of the Closing Date of each Subsidiary of the Borrower, together with (i) jurisdiction of organization, (ii) number of shares of each class of Equity Interests outstanding, and (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Borrower or any Subsidiary. The outstanding Equity Interests of each Subsidiary of the Borrower are validly issued, fully paid and non-assessable.

5.14 Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of the Borrower only or of the and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower and the Lender or any Affiliate of the Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b) None of the Borrower, any Person controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure.

Each Loan Party has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time when made.

5.16 Compliance with Laws.

Each Loan Party and Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted.

5.17 Intellectual Property; Licenses, Etc.

Each Loan Party and each Subsidiary owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses. Set forth on Schedule 5.17 is a list of (i) all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office that, as of the Closing Date, a Loan Party owns and (ii) all licenses of IP Rights registered with the United States Copyright Office or the United States Patent and Trademark Office as of the Closing Date. Except for such claims and infringements that could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending by any Person challenging or questioning the use of any IP Rights or the validity or effectiveness of any IP Rights, nor does any Loan Party know of any such claim, and to the knowledge of the Responsible Officers of the Loan Parties, the use of any IP Rights by any Loan Party or any Subsidiary or the granting of a right or a license in respect of any IP Rights from any Loan Party or any Subsidiary does not infringe on the rights of any Person. As of the Closing Date, none of the IP Rights owned by any Loan Party is subject to any licensing agreement or similar arrangement except as set forth on Schedule 5.17.

5.18 Solvency.

The Borrower is Solvent, and the Loan Parties are Solvent on a consolidated basis.

5.19 Perfection of Security Interests in the Collateral.

The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are currently perfected security interests and Liens under the Uniform Commercial Code as in effect in the State of New York, prior to all other Liens other than Permitted Liens.

5.20 Business Locations; Taxpayer Identification Number.

Set forth on Schedule 5.20(a) is a list of all real property located in the United States that is owned or leased by any Loan Party as of the Closing Date. Set forth on Schedule 5.20(b) is the jurisdiction of organization, chief executive office, exact legal name, U.S. tax payer identification number and organizational identification number of each Loan Party as of the Closing Date. Except as set forth on Schedule 5.20(c), no Loan Party has during the five years preceding the Closing Date (i) changed its legal name, (ii) changed its state of formation or (iii) been party to a merger, consolidation or other change in structure. Set forth on Schedule 5.20(d) is a list of each deposit and investment account of each Loan Party as of the Closing Date.

5.21 Sanctions.

None of the Loan Parties, nor any of their Subsidiaries, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

5.22 Anti-Corruption Laws.

The Loan Parties and their Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and have instituted and maintained policies, training and procedures designed to promote, achieve and remain in compliance with such laws.

5.23 No EEA Financial Institution.

No Loan Party is an EEA Financial Institution.

5.24 Material Contracts.

Schedule 5.24 sets forth all Material Contracts of the Loan Parties as of the Closing Date. All Material Contracts are in full force and effect and no material defaults currently exist thereunder that, if uncured, could reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any Subsidiary thereof, has (i) received any notice of termination or non-renewal of any Material Contract, or (ii) exercised any option to terminate or not to renew any Material Contract.

5.25 Brokers Fees.

No brokers or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby other than to B. Riley FBR, whose fee shall be paid by the Borrower. No other similar fees or commissions will be payable by any Loan Party for any other services rendered to the Borrower, any other Loan Party or any other Subsidiary ancillary to the transactions contemplated hereby.

5.26 Beneficial Ownership Certification.

As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

Article VI.

AFFIRMATIVE COVENANTS

Until the Facility Termination Date, each Loan Party shall and shall cause each Subsidiary to:

6.01 Financial Statements.

Deliver to the Lender and each Lender, in form and detail satisfactory to the Lender:

(a) as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2020, a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, and in the case of such consolidated statements, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and including customary management discussion and analysis of operating results;

(b) as soon as available, but in any event within 45 days after the end of each fiscal quarter of the Borrower, commencing with the fiscal quarter ending March 31, 2020, an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal quarter, the related unaudited consolidated and consolidating statements of income or operations for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, and the related unaudited consolidated statements of changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, and including customary management discussion and analysis of operating results;

(c) as soon as available, but in any event within 30 days after the end of each calendar month (commencing with the fiscal month ended February 29, 2020, but within 45 days after the last month of each fiscal quarter), an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such month, and the related unaudited (x) consolidated statements of operations for such fiscal month and for the trailing twelve month period then ended and (y) consolidated statements of cash flows for the trailing twelve month period then ended, all in reasonable detail and duly certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, and including customary management discussion and analysis of operating results;

(d) not later than 30 days after the beginning of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2020, projections of Borrower’s consolidated and consolidating balance sheets, results of operations and cash flow for such fiscal year; and

(e) for any week the Loan Parties are subject to compliance with Section 7.11(c), not later than Monday of each calendar week commencing with Monday, March 2, 2020, an email to USPDPortfolio@muzinich.com containing computations of the financial covenant contained in Section 7.11(c) for the preceding calendar week. Delivery of such email shall be deemed to be a representation and warranty from the Loan Parties that (x) all information delivered is accurate in all material respects and (y) no Event of Default has occurred with respect to the financial covenant contained in Section 7.11(c).

6.02 Certificates; Other Information.

Deliver to the Lender, in form and detail satisfactory to the Lender:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower (which delivery may, unless the Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the equity holders of any Loan Party or any Subsidiary;

(d) promptly after any request by the Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(e) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lender pursuant to Section 6.01 or any other clause of this Section 6.02;

(f) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary; and

(g) promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request.

6.03 Notices.

Promptly notify the Lender of:

(a) the occurrence of any Default to the extent any Responsible Officer had actual knowledge thereof or reasonably should have known of the existence thereof; provided, however that there shall be no obligation to notify the Lender of any immaterial Default unless and until it becomes an Event of Default;

(b) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including but not limited to, (i) breach or non-performance of, or any default under, a material Contractual Obligation of the Borrower or any Subsidiary; (ii) any action, suit, dispute, litigation, investigation, proceeding or suspension involving any Loan Party or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) the occurrence of any ERISA Event;

(d) any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary;

(e) the occurrence of any Disposition, Recovery Event, Extraordinary Receipt or Debt Issuance, in each case, for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.03(b).

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Taxes.

Pay and discharge, as the same shall become due and payable, all its tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Loan Party or such Subsidiary.

6.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05.

(b) Preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05.

(c) Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d) Preserve or renew all of its IP Rights, the non-preservation or non-renewal of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties.

(a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted.

(b) Make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07 Maintenance of Insurance.

(a) Maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Party or such Subsidiary operates.

(b) Without limiting the foregoing, (i) maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Lender, (ii) furnish to the Lender evidence of the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, and (iii) furnish to the Lender prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area.

(c) Cause the Lender and its successors and assigns to be named as loss payee or mortgagee, as its interest may appear, and cause the Lender, to be named as additional insured with respect to any such insurance providing liability coverage or coverage in respect of any Collateral, and cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Lender, that it will give the Lender thirty days (or such lesser amount as the applicable the Lender may agree) prior written notice before any such policy or policies shall be altered or canceled.

6.08 Compliance with Laws.

Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted.

6.09 Books and Records.

(a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be.

(b) Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.

6.10 Inspection Rights.

(a) Permit representatives and independent contractors of the Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower.

(b) If requested by the Lender in its sole discretion, permit the Lender, and its representatives, upon reasonable advance notice to the Borrower, to conduct an annual audit of the Collateral at the expense of the Borrower.

(c) If requested by the Lender in its sole discretion, promptly deliver to the Lender (i) asset appraisal reports with respect to all of the real and personal property owned by the Loan Parties and their Subsidiaries, and (ii) a written audit of the controls and systems of Loan Parties and their Subsidiaries. The Borrower shall be liable for the expense of only one such appraisal and audit per annum.

6.11 Use of Proceeds.

Use the proceeds of the Loan (i) to fund the Bronco Transaction and the Washington Transaction, (ii) to fund certain fees and expenses incurred in connection with the closing of this Agreement and (iii) for other lawful general corporate purposes. Notwithstanding the foregoing, in no event shall the proceeds of the Credit Extensions be used in contravention of any Law or of any Loan Document.

6.12 ERISA Compliance.

Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other Law; (b) cause each Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification; and (c) make all required contributions to any Pension Plan subject to the Pension Funding Rules, in each case, except as could reasonably be expected to result in a Lien or have a Material Adverse Effect, individually or in the aggregate.

6.13 Additional Guarantors.

Within thirty (30) days (or such later date as the Lender may agree in its sole discretion) after any Person becomes a Subsidiary or a holding company of the Borrower, whether by formation, acquisition or a plan of division, cause such Person to (a) become a Guarantor by executing and delivering to the Lender a Joinder Agreement or such other documents as the Lender shall deem appropriate for such purpose, and (b) upon the request of the Lender, in its sole discretion, deliver to the Lender such Organization Documents, resolutions and favorable opinions of counsel, all in form, content and scope reasonably satisfactory to the Lender.

6.14 Pledged Assets.

(a) Equity Interests. Cause 100% of the issued and outstanding Equity Interests of each Subsidiary of the Borrower (and where any holding company is formed, 100% of the issued and outstanding Equity Interests of the Borrower held by such holding company) to be subject at all times to a first priority, perfected Lien in favor of the Lender under the Uniform Commercial Code as in effect in the State of New York pursuant to the terms and conditions of the Collateral Documents (subject to Permitted Liens), and, in connection with the foregoing, deliver to the Lender such other documentation as the Lender may request including, any filings and deliveries to perfect such Liens and favorable opinions of counsel all in form and substance reasonably satisfactory to the Lender.

(b) Other Property. Cause all property of each Loan Party to be subject at all times to first priority, perfected and, in the case of Material Real Property, title insured Liens in favor of the Lender to secure the Obligations pursuant to the Collateral Documents (subject to Permitted Liens) and, in connection with the foregoing, deliver to the Lender such other documentation as the Lender may request including filings and deliveries necessary to perfect such Liens, Organization Documents, resolutions, Real Property Security Documents, landlord’s waivers and favorable opinions of counsel to such Person, all in form, content and scope reasonably satisfactory to the Lender. With respect to Material Real Property acquired after the Closing Date, the Loan Parties shall have ninety (90) days (or such later time as agreed by the Lender) to deliver Real Property Security Documents with respect thereto.

6.15 Anti-Corruption Laws.

Conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions and maintain policies, training and procedures designed to promote, achieve and remain in compliance with such laws.

6.16 Board Observation.

As long as the Consolidated Total Leverage Ratio is greater than 1.00 to 1.0, the Lender (from time to time at its discretion) may appoint one (1) representative (the “Lender Representative”) to attend (which may be telephonic), as a non-voting observer, any or all meetings of the board of directors (or comparable management body such as the managing members of a limited liability company) of the Borrower and any of its Subsidiaries (including the meetings of any committees or sub-committees thereof) to which a quorum of such board, comparable management body, committee or sub-committee are invited for a meeting of such board (or comparable management body such as the managing members of a limited liability company). At any scheduled meeting of the board or directors, the Lender Representative shall be permitted to express views and address the board of directors with respect to the Lender’s concerns. The Borrower will provide the Lender Representative with notice thereof on the same basis as are given to the other members thereof with respect to each such meeting and also will provide the Lender Representative with a copy of all written communications, minutes and materials distributed in connection therewith (including all materials distributed with respect to any committee and subcommittee of the board of directors (or comparable management body)) for review and discussion at such meeting; provided, however, that the Lender Representative (a) will be excluded from the portion of any such meeting where the board of directors (or comparable management body or committee thereof) (i) specifically addresses issues relating to the Loan Documents or the Loan, (ii) reasonably determines after consultation with legal counsel that the Lender Representative’s attendance or disclosure would be likely to result in (1) a loss of any legal privilege (including attorney-client privilege) or (2) a conflict of interest, (b) will not be entitled to such materials to the extent covered by matters in clause (a), and (c) will maintain the confidentiality of information received in connection therewith. The parties recognize that the Borrower will require the Lender Representative to execute a confidentiality agreement. The Lender may designate a new Lender Representative at any time and from time to time, but any such proposed designee shall be subject to Borrower’s approval.

6.17 Post-Closing Covenants.

(a) (i) Within sixty (60) days of the Closing Date, (x) the Loan Parties shall deliver to the Lender a Control Agreement for each securities or deposit account set forth on Schedule 5.20(d) which is held at Bank of America; and (y) the Loan Parties shall close each securities or deposit account set forth on Schedule 5.20(d) which is held at Wells Fargo and transfer such cash management activity to Bank of America, with any new securities or deposit accounts encompassed by the Control Agreement referenced in clause (x) above; and (ii) within one hundred twenty (120) days of the Closing Date, the Loan Parties shall deliver to the Lender a Control Agreement for each of the CommAgility Limited securities or deposit accounts set forth on Schedule 5.20(d).

(b) For the one hundred and twenty (120) day period following the Closing Date (or such longer period as the Borrower and the Lender may agree), with respect to any personal property Collateral located at a premises leased by a Loan Party as to which estoppel letters, consents and/or waivers from the landlords on such real property were delivered pursuant to the ABL Credit Facility and with respect to its headquarters, the Loan Parties shall use commercially reasonable efforts to deliver or cause to be delivered to the Lender such estoppel letters, consents and waivers from the landlords on such real property as may be reasonably required by the Lender, and, with respect to any other premises leased by a Loan Party where any personal property Collateral is located, the Loan Parties shall use commercially reasonable efforts to deliver or cause to be delivered to the Lender such estoppel letters, consents and waivers from the landlords on such real property as may be reasonably required by the Lender.

(c) Within the earlier of (x) sixty (60) days of the Closing Date or (y) the date on which the UK Security Documents (as defined in the ABL Loan Agreement) are required to be delivered pursuant to the ABL Loan Agreement, with respect to any pledge by a Loan Party of Equity Interests in a Foreign Subsidiary or any pledge by a Foreign Subsidiary of assets owned by such Foreign Subsidiary, deliver to the Lender any documentation or take any actions reasonably requested by the Lender in order to ensure that the Lender has a perfected security interest in such Equity Interests or assets.

Article VII.

NEGATIVE COVENANTS

Until the Facility Termination Date, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(d) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(e) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(g) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 8.01(h);

(h) leases, subleases, licenses or sublicenses (including in respect of intellectual property) granted to others not interfering in any material respect with the business of any Loan Party or any Subsidiary;

(i) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases of personal property entered into in the ordinary course of business;

(j) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(k) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(l) Liens in connection with the ABL Credit Facility;

(m) Liens in connection with Indebtedness permitted under Section 7.03(d);

(n) Liens set forth in Schedule 7.01; and

(o) Liens not otherwise permitted hereunder securing Indebtedness or other obligations not in excess of $250,000 in the aggregate at any one time outstanding, which Liens are junior in priority to the Liens in favor of the Lender.

7.02 Investments.

Make any Investments, except:

(a) Investments held in the form of cash or Cash Equivalents;

(b) Investments existing as of the Closing Date, including Investments in Equity Interests of the Subsidiaries existing as of the Closing Date and such other Investments as are set forth on Schedule 7.02;

(c) Investments in any Person that is a Loan Party prior to giving effect to such Investment; provided that no such Investment shall be made in any Foreign Subsidiary, except that the Borrower may make Investments in CommAgility to the extent (i) such Investment is made with the Net Proceeds of an issuance by the Borrower of Equity Interests that are not Disqualified Stock, (ii) after giving effect to such Investment, the Loan Parties shall be in compliance with Section 7.11(c), and (iii) no other Default exists or would result from the making of any such Investment;

(d) Investments by any Loan Party (other than Investments in any Foreign Subsidiary) in an aggregate amount in cash consideration not to exceed $10,000,000; provided that

(i) such Investment is consistent with the Borrower’s business practices as of the Closing Date;

(ii) after giving effect to such Investment, the Consolidated Total Leverage Ratio shall not be greater than 3.00 to 1.0;

(iii) after giving effect to such Investment, the Loan Parties shall be in compliance with Section 7.11(c); and

(iv) no Default exists or would result from the making of any such Investment.

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss; and

(f) advances to an officer or employee for salary, travel expenses, commissions and similar items in the ordinary course of business not to exceed $25,000 to any one Person or $100,000 in the aggregate outstanding at any one time.

7.03 Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness outstanding on the Closing Date set forth on Schedule 7.03 (and renewals, refinancings and extensions thereof); provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, renewal or extension are no less favorable in any material respect to the Loan Parties and their Subsidiaries or the Lender than the terms of the Indebtedness being refinanced, renewed or extended;

(c) intercompany Indebtedness permitted under Section 7.02; provided that in the case of Indebtedness owing by a Loan Party to a Subsidiary that is not a Loan Party (i) such Indebtedness shall be subordinated prior to the Obligations in a manner and to an extent reasonably acceptable to the Lender and (ii) such Indebtedness shall not be prepaid unless no Default exists immediately prior to or after giving effect to such prepayment;

(d) purchase money Indebtedness (including obligations in respect of capital leases and Synthetic Lease Obligations) hereafter incurred to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof, provided that (i) the aggregate outstanding principal amount of all such Indebtedness shall not exceed $250,000 at any one time outstanding; and (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed;

(e) Indebtedness under the ABL Credit Facility in an amount not to exceed the maximum commitment thereunder as of the date hereof; provided, however that at no time shall UK Borrower (as defined in the ABL Loan Agreement) make any borrowing of proceeds available under the US Borrowing Base (as defined in the ABL Loan Agreement) or otherwise have access to any such proceeds;

(f) Indebtedness of the Borrower and its Subsidiaries with respect to ABL Bank Product Obligations and ABL Hedge Obligations (as each term is defined in the Intercreditor Agreement) not to exceed $500,000 in the aggregate at any time;

(g) the endorsement of checks in the ordinary course of business;

(h) Indebtedness arising in connection with the financing of insurance premiums in the ordinary course of business, not to exceed $100,000 in the aggregate outstanding at any one time;

(i) Indebtedness representing deferred compensation to officers, directors and employees of the Borrower and its Subsidiaries;

(j) Indebtedness assumed in connection with an Investment permitted pursuant to Section 7.02(e);

(k) the Bronco Short Term Notes;

(l) the Borrower’s obligation to pay deferred purchase price payments pursuant to the Bronco Transaction Documents (the “Bronco Deferred Purchase Price Indebtedness”);

(m) the Washington Seller Notes; and

(n) other unsecured Indebtedness in an aggregate principal amount not to exceed $250,000 at any one time outstanding.

7.04 Fundamental Changes.

Merge, dissolve, liquidate or consolidate with or into another Person, except that so long as no Default exists or would result therefrom, (a) the Borrower may merge or consolidate with any of its Subsidiaries provided that the Borrower is the continuing or surviving Person, (b) any Subsidiary (other than the Borrower) may merge or consolidate with any other Subsidiary (other than the Borrower) provided that if a Loan Party is a party to such transaction, the continuing or surviving Person is a Loan Party, and (c) any Subsidiary (other than the Borrower) may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not have a Material Adverse Effect.

7.05 Dispositions.

Make any Disposition except Permitted Transfers.

7.06 Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Subsidiary of the Borrower may make Restricted Payments to Persons that own Equity Interests in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) each Loan Party and each Subsidiary may declare and make dividend payments or other distributions payable solely in common Equity Interests of such Person that are not Disqualified Stock; and

(c) the Borrower may make Restricted Payments to Persons that own Equity Interests in the Borrower (other than any Disqualified Stock), ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made; provided that, immediately after giving effect to such Restricted Payment, (i) the Consolidated Total Leverage Ratio shall not be greater than 3.00 to 1.0, (ii) the Loan Parties will be in compliance with Section 7.11(c), (iii) such Restricted Payments do not exceed $1,000,000 during the term of this Agreement, and (iv) no Default exists or would result from the making of any such Restricted Payments.

7.07 Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Loan Parties and their Subsidiaries on the Closing Date or any business substantially related or incidental thereto.

7.08 Transactions with Affiliates.

Enter into or permit to exist any transaction or series of transactions with any Affiliate of such Person, whether or not in the ordinary course of business, other than (a) advances of working capital to any Loan Party, (b) transfers of cash and assets to any Loan Party, (c) intercompany transactions expressly permitted by Section 7.02, Section 7.03, Section 7.04, Section 7.05 or Section 7.06, (d) normal and reasonable compensation and reimbursement of expenses of officers and directors, and (e) except as otherwise specifically limited in this Agreement, other transactions which are on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an Affiliate.

7.09 Burdensome Agreements.

Enter into, or permit to exist, any Contractual Obligation (except for the Loan Documents) that (a) encumbers or restricts the ability of any such Person to (i) make Restricted Payments to any Loan Party, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) transfer any of its property to any Loan Party, (v) pledge its property pursuant to the Loan Documents or (vi) act as a Loan Party pursuant to the Loan Documents, except (in respect of any of the matters referred to in clauses (i) through (v) above) for (1) any document or instrument governing Indebtedness incurred pursuant to Section 7.03(e), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (2) any agreement in effect at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, or (3) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 7.05 pending the consummation of such sale, or (b) requires the grant of any security for any obligation if such property is given as security for the Obligations.

7.10 Use of Proceeds.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11 Financial Covenants.

(a) Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio as of the end of any fiscal quarter of the Borrower set forth below (commencing with the fiscal quarter ending March 31, 2020) to be greater than the ratio corresponding to such fiscal quarter:

Calendar Year	March 31	June 30	September 30	December 31
2020	4.75 to 1.0	4.75 to 1.0	4.00 to 1.0	3.75 to 1.0
2021	3.5 to 1.0	3.5 to 1.0	3.00 to 1.0	2.75 to 1.0
2022	2.5 to 1.0	2.25 to 1.0	2.0 to 1.0	2.0 to 1.0
thereafter	2.0 to 1.0	2.0 to 1.0	2.0 to 1.0	2.0 to 1.0

(b) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Borrower set forth below (commencing with the fiscal quarter ending March 31, 2020) to be less than the ratio corresponding to such fiscal quarter:

Calendar Year	March 31	June 30	September 30	December 31
2020	1.35 to 1.0	1.35 to 1.0	1.35 to 1.0	1.50 to 1.0
2021	1.50 to 1.0	1.50 to 1.0	1.50 to 1.0	1.50 to 1.0
2022	1.50 to 1.0	1.50 to 1.0	1.75 to 1.0	1.75 to 1.0
thereafter	1.75 to 1.0	1.75 to 1.0	1.75 to 1.0	1.75 to 1.0

(c) Liquidity of Foreign Subsidiaries. Until the Bronco Short Term Notes and Bronco Deferred Purchase Price Indebtedness have both been paid in full, and the portion of Consolidated EBITDA attributable to CommAgility has been positive for three (3) consecutive fiscal quarters, permit the average daily sum of (i) unrestricted cash and Cash Equivalents of all Foreign Subsidiaries plus (ii) availability under the “UK Borrowing Base” (as defined in the ABL Loan Agreement) over any trailing four (4) week period, determined as of the last Business Day of each calendar week (with such week being included as the fourth week of such four (4) week period), to be less than $1,000,000.

7.12 Prepayment of Other Indebtedness, Etc.

(a) Amend or modify any of the terms of any Indebtedness of any Loan Party or any Subsidiary (including the Bronco Short Term Notes and the Bronco Deferred Purchase Price Indebtedness, but excluding (i) Indebtedness arising under the Loan Documents, and (ii) any Subordinated Indebtedness) if such amendment or modification would add or change any terms in a manner materially adverse to any Loan Party or any Subsidiary, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto.

(b) Amend or modify any of the terms of any Subordinated Indebtedness (i) in a manner adverse to the Lender, or (ii) in a manner not permitted pursuant to the subordination provisions applicable to such Subordinated Indebtedness.

(c) Make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Indebtedness of any Loan Party or any Subsidiary prior to its scheduled maturity (other than (i) Indebtedness arising under the ABL Credit Facility to the extent permitted to be paid pursuant to the Intercreditor Agreement, (ii) Indebtedness arising under the Loan Documents, and (iii) any Subordinated Indebtedness (subject to clause (d) of this Section 7.12)).

(d) Make (or give any notice with respect thereto) any payment or prepayment or redemption or acquisition for value of (including by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Subordinated Indebtedness (subject to clause (e) of this Section 7.12), except as permitted pursuant to the subordination provisions applicable to such Subordinated Indebtedness.

(e) Make (or give any notice with respect thereto) any payment or prepayment or redemption or acquisition for value of (including by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of (i) the Washington Seller Notes or (ii) any other Indebtedness consisting of earnout obligations (including, without limitation, any earnout obligations under the Bronco Transaction Documents); provided, however, that (x) the Borrower may make payments in the form of the Borrower’s common Equity Interests in respect of Indebtedness consisting of earnout obligations, including, without limitation, earnout obligations incurred pursuant to the terms of the Bronco Transaction Documents or the Washington Transaction Documents; and (y) the Borrower may effect a renewal, refinancing or extension of the Washington Seller Notes which complies with the provisions of Section 7.03(b) applicable to renewals, refinancings or extensions of Indebtedness set forth on Schedule 7.03; provided further, however, that so long as immediately after giving effect to such payment, (1) the Consolidated Total Leverage Ratio shall not be greater than 3.00 to 1.0, (2) the Loan Parties shall be in compliance with Section 7.11(c), and (3) no other Default exists or would result therefrom, the Borrower may (A) make cash payments in respect of Indebtedness consisting of earnout obligations incurred pursuant to the terms of the Bronco Transaction Documents and (B) make cash payments in respect of Indebtedness consisting of earnout obligations incurred pursuant to the terms of the Washington Transaction Documents (to the extent not evidenced by the Washington Seller Notes) in an aggregate amount not to exceed an amount to be agreed up in writing by the Borrower and the Lender prior to the consummation of the Washington Transaction.

The foregoing limitations (and all other covenants and agreements in respect of the payment of Indebtedness or other obligations of the Borrower as may be set forth in the Loan Documents) shall not apply to the Borrower’s obligations in respect of the Bronco Short Term Notes or the Bronco Deferred Purchase Price Indebtedness. The Lender hereby consents to the Borrower paying all obligations in respect of the Bronco Short Term Notes in accordance with their terms and the Bronco Deferred Purchase Price Indebtedness in accordance with the terms of the Bronco Transaction Documents as in effect on the date hereof.

7.13 Certain Amendments; Fiscal Year; Legal Name, State of Formation and Form of Entity.

(a) Amend, modify or change its Organization Documents in a manner materially adverse to the Lender.

(b) Amend, modify or change any Material Contract in a manner materially adverse to the Lender.

(c) Change its fiscal year.

(d) Without providing ten days prior written notice to the Lender (or such lesser period as the Lender may agree), change its name, state of formation or form of organization.

7.14 Ownership of Subsidiaries.

Notwithstanding any other provisions of this Agreement to the contrary, (a) permit any Person (other than the Borrower or any wholly-owned Subsidiary) to own any Equity Interests of any wholly-owned Subsidiary except to qualify directors where required by applicable Law, or (b) permit any Subsidiary to issue or have outstanding any shares of preferred Equity Interests.

7.15 Sale Leasebacks.

Enter into any Sale and Leaseback Transaction.

7.16 Capital Expenditures.

Permit Consolidated Capital Expenditures (which shall not include any reinvestment of Net Cash Proceeds of Dispositions, Recovery Events and Extraordinary Receipts in Eligible Assets) (a) for the fiscal year ending December 31, 2020, to exceed $1,200,000, (b) for the fiscal year ending December 31, 2021, to exceed $1,400,000, (c) for the fiscal year ending December 31, 2022, to exceed $1,550,000, (d) for the fiscal year ending December 31, 2023, to exceed $1,700,000 and (e) for the fiscal year ending December 31, 2024, to exceed $1,850,000.

7.17 Sanctions.

Directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension, or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender or otherwise) of Sanctions.

7.18 Anti-Corruption Laws.

Directly or indirectly use any Credit Extension or the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or other similar anti-corruption legislation in other applicable jurisdictions.

Article VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default.

Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03(a), 6.05(a), 6.10, 6.11 or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Event of Default under the ABL Credit Facility. An event of default, as such term is defined in the loan documentation for the ABL Credit Facility, occurs under the ABL Credit Facility irrespective of whether the lender thereunder has granted a waiver of such event of default (subject to the terms and conditions of the Intercreditor Agreement); or

(f) Cross-Default. (i) Any Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries), as applicable, to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness, as applicable, to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Loan Party or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Loan Party or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(g) Insolvency Proceedings, Etc. Any Loan Party or any Subsidiary institutes or consents to the institution of any proceeding or administration under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, administrator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, administrator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding; or

(h) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty days after its issue or levy; or

(i) Judgments. There is entered against any Loan Party or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(j) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan, which has resulted or could reasonably be expected to result in liability of the Borrower and its Subsidiaries under Title IV of ERISA or applicable Law in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(k) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect or ceases to give the Lender any material part of the Liens purported to be created thereby; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(l) Change of Control. There occurs any Change of Control; or

(m) Material Contracts. (i) The occurrence of any default under any Material Contract which could reasonably be expected to have a Material Adverse Effect or termination under any Material Contract to which any Loan Party is a party; or (ii) the failure of any Loan Party to perform, keep or observe (after any applicable notice and cure period) any of the covenants, conditions, promises, agreements or obligations of such Loan Party under any other agreement with any Person if such failure could reasonably be expected to have a Material Adverse Effect; or

(n) Key Person Event. As long as the Consolidated Total Leverage Ratio is greater than 1.00 to 1.0, any two of (i) Tim Whelan, as Chief Executive Officer of the Borrower, (ii) Daniel Monopoli, as Chief Technology Officer of the Borrower or (iii) Michael Kandell, as Chief Financial Officer of the Borrower ceases to serve in their respective capacities as officers of the Borrower for any reason and are not replaced with one or more Persons acceptable to the Lender (acting in its commercially reasonable discretion) within sixty (60) days.

8.02 Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions: (a) declare the commitment of the Lender to make the Loan to be terminated, whereupon such commitments and obligation shall be terminated; (b) declare the unpaid principal amount of the outstanding Loan, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and (c) exercise all rights and remedies available to it under the Loan Documents or applicable Law or at equity; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of the Lender to make the Loan shall automatically terminate, the unpaid principal amount of the outstanding Loan and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Lender.

8.03 Equity Cure.

In the event of any Event of Default under Section 8.01 as a result of a failure to comply with any financial covenant set forth in Section 7.11(a), (b) or (c) (the “Subject Covenants”): (a) as of the last day of any fiscal quarter and solely with respect to an Event of Default due to failure to comply with Section 7.11(a) or (b), during the period beginning on the first day of such fiscal quarter and ending on the tenth (10th) day after the date on which financial statements are required to be delivered with respect to the applicable fiscal quarter in accordance with Section 6.01(b) hereof; and (b) as of the last Business Day of any calendar week and solely with respect to an Event of Default due to failure to comply with Section 7.11(c), during the period beginning on the first day of such calendar week and ending on the tenth (10th) day after the last Business Day of such calendar week (any such period described in (a) or (b) above being, a “Cure Period”); the Borrower may issue Equity Interests that are not Disqualified Stock and utilize the proceeds of such issuance (x) in the case of the financial covenant set forth in Section 7.11(a), to make a prepayment of the Loan in an amount equal to the amount necessary for the Loan Parties, after giving effect to such prepayment, to be in compliance with Section 7.11(a); (y) in the case of the financial covenant set forth in Section 7.11(b), as an addition to Consolidated EBITDA for the applicable fiscal quarter (and applicable subsequent periods which include such fiscal quarter) in an amount equal to the amount necessary for the Loan Parties, after giving effect to the inclusion of such amount in the calculation of Consolidated EBITDA, to be in compliance with Section 7.11(b); and (z) in the case of the financial covenant set forth in Section 7.11(c), as an addition to the unrestricted cash balances of the Borrower’s Foreign Subsidiaries for the applicable week in an amount equal to the amount necessary for the Loan Parties, after giving effect to the inclusion of such amount in the Foreign Subsidiaries’ unrestricted cash balances, to be in compliance with Section 7.11(c) (as set forth in clauses (x), (y) and (z), the “Cure Right”); provided that (i) in the event of noncompliance with Section 7.11(a) or (b), such proceeds are paid to the Lender prior to the expiration of the Cure Period in cash for application to the Loan, (ii) such proceeds do not exceed the aggregate amount necessary to cure the applicable Subject Covenants for the applicable measurement period, (iii) the Cure Right may not be utilized more than three (3) times during the term of this Agreement, and (iv) in each period of four consecutive fiscal quarters, there shall be at least three (3) fiscal quarters during which no Cure Right is utilized. If, after giving effect to the exercise of the Cure Right with respect to any fiscal quarter or calendar week, as the case may be, the Loan Parties shall then be in compliance with the Subject Covenants, the Loan Parties shall be deemed to have complied with such financial covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Event of Default that had occurred with respect to such non-compliance shall be deemed to not have occurred for all purposes of this Agreement and the other Loan Documents. The parties hereby acknowledge that the increase to Consolidated EBITDA pursuant to this Section 8.03 may not be relied on for any other purposes under this Agreement or any other Loan Document (including with respect to the availability of any baskets subject to a financial test).

Article IX.

GUARANTY

9.01 The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Lender and each other holder of Obligations hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal. Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or the other documents relating to the Obligations, the obligations of each Guarantor under this Agreement and the other Loan Documents shall not exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under applicable Debtor Relief Laws.

9.02 Obligations Unconditional.

The obligations of the Guarantors under Section 9.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 9.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Loan Party for amounts paid under this Article IX until such time as the Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Loan Documents or other documents relating to the Obligations shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or other documents relating to the Obligations shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Lender or any other holder of the Obligations as security for any of the Obligations shall fail to attach or be perfected; or

(e) any of the Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Lender or any other holder of the Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other document relating to the Obligations, or against any other Person under any other guarantee of, or security for, any of the Obligations.

9.03 Reinstatement.

The obligations of each Guarantor under this Article IX shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Lender and each other holder of the Obligations on demand for all reasonable costs and expenses (including the fees, charges and disbursements of counsel) incurred by the Lender or such holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

9.04 Certain Additional Waivers.

Each Guarantor further agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 9.02 and through the exercise of rights of contribution pursuant to Section 9.06.

9.05 Remedies.

The Guarantors agree that, to the fullest extent permitted by Law, as between the Guarantors, on the one hand, and the Lender and the other holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as specified in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances specified in Section 8.02) for purposes of Section 9.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 9.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the holders of the Obligations may exercise their remedies thereunder in accordance with the terms thereof.

9.06 Rights of Contribution.

The Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share (as defined below) of such Excess Payment. The payment obligations of any Guarantor under this Section 9.06 shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been paid-in-full and the Commitments have terminated, and none of the Guarantors shall exercise any right or remedy under this Section 9.06 against any other Guarantor until such Obligations have been paid-in-full and the Commitments have terminated. For purposes of this Section 9.06, (a) “Excess Payment” shall mean the amount paid by any Guarantor in excess of its Ratable Share of any Obligations; (b) “Ratable Share” shall mean, for any Guarantor in respect of any payment of Obligations, the ratio (expressed as a percentage) as of the date of such payment of Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Loan Parties exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties hereunder) of the Loan Parties; provided, however, that, for purposes of calculating the Ratable Shares of the Guarantors in respect of any payment of Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment; and (c) “Contribution Share” shall mean, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Loan Parties other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties) of the Loan Parties other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment. This Section 9.06 shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under Law against the Borrower in respect of any payment of Obligations.

9.07 Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IX is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to the Obligations whenever arising.

Article X.

MISCELLANEOUS

10.01 Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Lender and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

10.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except as provided in subsection (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile to the address, facsimile number or e-mail address specified for such Person on Schedule 10.02 (and, in any event, with respect to the Lender shall include notices by e-mail to the addresses listed on Schedule 10.02). Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Lender. The Lender or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, Etc. Each of the Borrower and the Lender may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) Reliance by the Lender. The Lender shall be entitled to rely and act upon any notices (including telephonic or electronic notices and Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Lender and its Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Lender may be recorded by the Lender, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement.

No failure by the Lender to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document (including the imposition of the Default Rate) preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Loan Parties shall pay (i) all reasonable out of pocket expenses incurred by the Lender and its Affiliates (including, without limitation, the reasonable, documented legal fees and out-of-pocket disbursements and other out-of-pocket charges of one outside legal counsel to the Lender and, if reasonably necessary, of one outside local counsel to the Lender in any relevant jurisdiction) in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out of pocket expenses incurred by the Lender (including the fees, charges and disbursements of any counsel for the Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loan made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loan.

(b) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Lender (and any sub-agent thereof) and its Related Parties (the “Indemnitees”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of such Indemnitee, incurred by such Indemnitee or asserted against such Indemnitee by any Person (including any Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (y) result from a claim brought by any Loan Party against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (z) arise solely from any claim, action, suit, inquiry, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any Affiliate of the Borrower and that is brought by an Indemnitee against any other Indemnitee. Without limiting the provisions of Section 3.01, this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, none of the Loan Parties, the Lender or any Indemnitee shall assert, and each such Person hereby waives and acknowledges that no other Person shall have, any claim against any other such Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or referred to herein, the transactions contemplated hereby or thereby any Loan or the use of the proceeds thereof, or any act or omission or event occurring in connection therewith; provided that the foregoing shall in no event limit the Borrower’s indemnification obligations under clause (b) above to the extent such special, indirect, consequential or punitive damages are included in any third-party claim in connection with which such Indemnitee is otherwise entitled to indemnification hereunder. No Indemnitee referred in subsection (b) above nor any Loan Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of, or a material breach of such Person’s obligations hereunder or under the Loan Documents, as determined by a final nonappealable judgment of a court of competent jurisdiction.

(d) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(e) Survival. The agreements in this Section 10.04 and the indemnity provisions of Section 10.02(d) shall survive the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside.

To the extent that any payment by or on behalf of any Loan Party is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Lender. The Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loan at the time owing to it). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (b) of this Section and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Participations. The Lender may at any time, without the consent of, or notice to, the Borrower or any Loan Party, sell participations to any Person (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loan owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower and the other Loan Parties, shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement.

(c) Certain Pledges. The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

10.07 Treatment of Certain Information; Confidentiality.

The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its representatives, general partners, managers or current and prospective advisory clients or limited partners (“Clients”), including Clients of their affiliates, its auditors and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing confidentiality provisions comparable to and/or substantively similar to those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, any funding source and any investor (including copies of the financial information provided to the Lender in accordance with the terms of this Agreement) or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (A) any rating agency in connection with rating any Loan Party or its Subsidiaries or the credit facilities provided hereunder or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Lender in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from a Loan Party or any Subsidiary relating to the Loan Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary, provided that, in the case of information received from a Loan Party or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. The Lender acknowledges that (a) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws. Each Loan Party hereby authorizes the Lender to make appropriate announcements of, and to include in marketing materials, the financial arrangement entered into among the Loan Parties and the Lender, including announcements which are commonly known as tombstones, in such publications and to such selected parties as the Lender shall in its sole and absolute discretion deem appropriate.

10.08 Rights of Setoff.

If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to the Lender or its Affiliates, irrespective of whether or not the Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch or office or Affiliate of the Lender different from the branch or office or Affiliate holding such deposit or obligated on such indebtedness. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender, or its Affiliates may have. The Lender agrees to notify the Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loan or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness.

This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Lender constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document, or any certificate delivered thereunder, by fax transmission or e-mail transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document or certificate. Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Loan Document, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

10.11 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE LENDER OR ANY RELATED PARTY OF THE LENDER IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.14 Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.15 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (B) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person and (B) the Lender has no obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and the Lender has no obligation to disclose any of such interests to the Loan Parties and their respective Affiliates. To the fullest extent permitted by Law, each of the Loan Parties hereby waives and releases any claims that it may have against the Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.16 Electronic Execution of Assignments and Certain Other Documents.

The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document to be signed in connection with this Agreement, any other document executed in connection herewith and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Lender, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.17 USA PATRIOT Act Notice.

The Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow the Lender to identify the Loan Parties in accordance with the Act. The Loan Parties shall, promptly following a request by the Lender, provide all documentation and other information that the Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act and the Beneficial Ownership Regulation.

10.18 Subordination of Intercompany Indebtedness.

Each Loan Party (a “Subordinating Loan Party”) agrees that the payment of all obligations and indebtedness, whether principal, interest, fees and other amounts and whether now owing or hereafter arising, owing to such Subordinating Loan Party by any other Loan Party is expressly subordinated to the payment in full in cash of the Obligations. If the Lender so requests, any such obligation or indebtedness shall be enforced and performance received by the Subordinating Loan Party as trustee for the Lender and the proceeds thereof shall be paid over to the Lender on account of the Obligations, but without reducing or affecting in any manner the liability of the Subordinating Loan Party under this Agreement or any other Loan Document. Without limitation of the foregoing, so long as no Default has occurred and is continuing, the Loan Parties may make and receive payments with respect to any such obligations and indebtedness, provided, that in the event that any Loan Party receives any payment of any such obligations and indebtedness at a time when such payment is prohibited by this Section, such payment shall be held by such Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the Lender.

10.19 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Solely to the extent the Lender that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of the Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by the Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	WIRELESS TELECOM GROUP, INC.,
a New Jersey corporation

	By:	/s/ Michael Kandell
	Name:	Michael Kandell
	Title:	Chief Financial Officer

GUARANTORS:	MICROLAB/FXR LLC,
a New Jersey limited liability company

	By:	/s/ Michael Kandell
	Name:	Michael Kandell
	Title:	Chief Financial Officer

BOONTON ELECTRONICS CORPORATION,
a New Jersey corporation

	By:	/s/ Michael Kandell
	Name:	Michael Kandell
	Title:	Chief Financial Officer

COMMAGILITY LIMITED,
a company incorporated in England and Wales

	By:	/s/ Michael Kandell
	Name:	Michael Kandell
	Title:	Chief Financial Officer

WIRELESS TELECOMMUNICATIONS GROUP, LIMITED,
a company incorporated in England and Wales

	By:	/s/ Michael Kandell
	Name:	Michael Kandell
	Title:	Chief Financial Officer

HOLZWORTH INSTRUMENTATION, INC.,
a Colorado corporation

	By:	/s/ Michael Kandell
	Name:	Michael Kandell
	Title:	Chief Financial Officer

LENDER:	MUZINICH BDC, INC.

	By:	/s/ Jeffrey J Youle
	Name:	Jeffrey J Youle
	Title:	Head of US Private Debt

Credit Agreement Wireless Telecom Group, Inc.